Exhibit 99.1
ABERCROMBIE & FITCH REPORTS THIRD QUARTER RESULTS;
THIRD QUARTER NET INCOME INCREASED TO $117.6 MILLION;
THIRD QUARTER NET INCOME PER DILUTED SHARE INCREASES 16% TO $1.29;
BOARD OF DIRECTORS DECLARES QUARTERLY DIVIDEND OF $0.175;
COMPANY REAFFIRMS OUTLOOK FOR SECOND HALF OF THE YEAR
New Albany, Ohio, November 21, 2007: Abercrombie & Fitch Co. (NYSE: ANF) today reported unaudited results which reflected record third quarter net income of $117.6 million and net income per diluted share of $1.29 for the thirteen weeks ended November 3, 2007, a 15% increase over net income of $102.0 million and a 16% increase over $1.11 per diluted share for the thirteen weeks ended October 28, 2006.
Third Quarter Developments
•	Total Company net sales increased 13% to $973.9 million; comparable store sales increased 1%

•	Total direct-to-consumer net sales increased 48% to $61.3 million

•	Abercrombie & Fitch net sales increased 10% to $419.3 million; Abercrombie & Fitch comparable store sales increased 3%

•	abercrombie net sales increased 17% to $127.6 million; abercrombie comparable store sales increased 3%

•	Hollister net sales increased 14% to $414.5 million; Hollister comparable store sales decreased 1%

•	RUEHL net sales increased 55% to $12.6 million; RUEHL comparable store sales decreased 7%

•	Net income for the third quarter increased 15% to $117.6 million

•	Net income per diluted share in the third quarter increased 16% to $1.29
Mike Jeffries, Chief Executive Officer and Chairman of the Board of Abercrombie & Fitch Co., said:
“During the third quarter, Abercrombie & Fitch demonstrated its ability to consistently drive strong profits. This strong financial result reflects the broad strength of our brands and their ability to drive leading margins. Our track record in this regard, combined with the excellent opportunity to expand our business both domestically and internationally, gives us confidence we will continue to produce outstanding financial results over the long term.”
Third Quarter Financial Results
Net sales for the thirteen weeks ended November 3, 2007 increased 13% to $973.9 million from $863.4 million for the thirteen weeks ended October 28, 2006. Total Company direct-to-consumer net sales increased 48% to $61.3 million for the thirteen-week period ended November 3, 2007, compared to the thirteen-week period ended October 28, 2006. Total Company comparable store sales increased 1% for the thirteen weeks ended November 3, 2007, compared to the thirteen weeks ended November 4, 2006.
The gross profit rate for the quarter was 66.2%, up 40 basis points compared to last year. The increase in rate was primarily due to a higher initial markup rate and lower shrink rate, partially offset by a higher markdown rate versus last year.
Stores and Distribution expense, as a percentage of sales, was 36.5% increasing 80 basis points compared to last year. The increase in rate was primarily attributed to an increase in store payroll expense.
Marketing, General and Administrative expense, as a percentage of sales, decreased 60 basis points to 10.7%. The decrease in rate is attributed to a decrease in travel, marketing, and consulting services.
Operating income for the third quarter increased 15% to $186.6 million, compared to $162.8 million last year.
Net income for the quarter increased 15% to $117.6 million, compared to $102.0 million last year.
Net income per diluted share increased 16% to $1.29, compared to $1.11, for the third quarter of fiscal 2007.
2007 Outlook
The Company expects net income per diluted share for the second half of fiscal 2007 to be in the range of $3.63 to $3.67. The low-end of the guidance reflects a flat comparable store sales scenario for the fourth quarter of fiscal 2007. Fourth Quarter fiscal 2006 results included incremental net income per diluted share of $0.06 resulting from an extra selling week in the fiscal 2006 retail calendar and $0.07 resulting from favorable settlements of tax audits.
The Company plans total capital expenditures for fiscal 2007 to be between $395 million and $405 million with approximately $220 million of this amount allocated to new store construction and store remodels. Approximately $60 million is allocated to refresh improvements and other brand enhancing investments planned for existing stores with the balance related to home office, information technology, and direct-to-consumer infrastructure investments.

For fiscal 2007, the Company expects to increase gross square-footage by approximately 10%, primarily through the addition of six new Abercrombie & Fitch stores, 25 new abercrombie stores, 58 new Hollister Co. stores, seven new RUEHL stores, and four stores of the Company’s new concept.
Other Developments
During the quarter, the Company repurchased 2.6 million shares of class A Common Stock as part of its stock repurchase program for $208.9 million. On November 20, 2007, the Board of Directors authorized the repurchase of an additional ten million shares of Abercrombie & Fitch class A Common Stock.
The Board of Directors declared a quarterly cash dividend of $0.175 per share on the Class A Common Stock of Abercrombie & Fitch Co. payable on December 18, 2007 to shareholders of record at the close of business on December 4, 2007.
Abercrombie & Fitch announced that customers of its West Village inspired brand, RUEHL, can now enjoy the convenience of purchasing handbags directly through their website, www.RUEHL.com. The site exclusively features RUEHL cologne and perfume, enabling customers to view a photo gallery of featured products, search for store locations, and register to receive email announcements about new products and online content. The Company expects to offer the entire assortment of men’s and women’s casual apparel, jeans, outerwear, and gift cards for Spring 2008.
The Company plans to open a Tokyo flagship in late 2009. This will be the Company’s first store in Asia. The store will be centrally located in Tokyo’s Ginza district, at Ginza 6-chome, one of the most prominent shopping districts in the world.
The Company remains on plan to introduce its new concept in January of 2008 with the opening of four stores.
The Company operated a total of 358 Abercrombie & Fitch stores, 198 abercrombie stores, 431 Hollister Co. stores and 20 RUEHL stores at the end of the third quarter. The Company operates three Abercrombie & Fitch stores and three Hollister Co. stores in Canada, and one Abercrombie & Fitch store in London, England. The Company operates e-commerce websites at www.abercrombie.com, www.abercrombiekids.com, www.hollisterco.com and www.RUEHL.com.
Today at 8:30 AM, Eastern Time, the Company will conduct a conference call. Management will discuss the Company’s performance, its plans for the future and will accept questions from participants. To listen to the live conference call, dial (800) 811-0667 or internationally at (913) 981-4901. To listen via the internet, go to www.abercrombie.com, select the Investors page and scroll through the Calendar of Events. Replays of the call will be available shortly after its completion. The audio replay can be accessed for two weeks following the reporting date by calling (888) 203-1112 or internationally at (719) 457-0820 followed by the conference ID number 2580041; or for 12 months by visiting the Company’s website at www.abercrombie.com.
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For further information, call:	Thomas Lennox Vice President, Corporate Communications (614) 765-4875
SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
A&F cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this Press Release or made by management of A&F involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond the Company’s control. Words such as “estimate,” “project,” “plan,” “believe,” “expect,” “anticipate,” “intend,” and similar expressions may identify forward-looking statements. The following factors, in addition to those included in the disclosure under the heading “FORWARD-LOOKING STATEMENTS AND RISK FACTORS” in “ITEM 1A. RISK FACTORS” of A&F’s Annual Report on Form 10-K for the fiscal year ended February 3, 2007, in some cases have affected and in the future could affect the Company’s financial performance and could cause actual results for the 2007 fiscal year and beyond to differ materially from those expressed or implied in any of the forward-looking statements included in this Press Release or otherwise made by management: changes in consumer spending patterns and consumer preferences; the effects of political and economic events and conditions domestically and in foreign jurisdictions in which the Company operates, including, but not limited to, acts of terrorism or war; the impact of competition and pricing; changes in weather patterns; postal rate increases and changes; paper and printing costs; market price of key raw materials; ability to source product from its global supplier base; political stability; currency and exchange risks and changes in existing or potential duties, tariffs or quotas; availability of suitable store locations at appropriate terms; ability to develop new merchandise; ability to hire, train and retain associates; and the outcome of pending litigation. Future economic and industry trends that could potentially impact revenue and profitability are difficult to predict. Therefore, there can be no assurance that the forward-looking statements included in this Press Release will prove to be accurate. In light of the significant uncertainties in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company, or any other person, that the objectives of the Company will be achieved. The forward-looking statements herein are based on information presently available to the management of the Company. Except as may be required by applicable law, the Company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.